Exhibit 99.1

Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (“Calumet” or the “Partnership”) a leading independent producer of specialty hydrocarbon and fuels products, today provided the following business update in response to recent volatility in the global capital markets and the broader energy complex:

(1)
Calumet is reaffirming its objective of providing all unitholders a stable-to-growing quarterly cash distribution, consistent with expectations for long-term growth in Adjusted EBITDA and Distributable Cash Flow (“DCF”). Today, Calumet declared a quarterly cash distribution of $0.685 per unit, or $2.74 per unit on an annualized basis, for the quarter ended December 31, 2015 on all of its outstanding limited partner units. This distribution level is consistent with the amount paid to unitholders in the previous quarter. The distribution will be paid on February 12, 2016 to unitholders of record as of the close of business on February 2, 2016.

(2)
Affiliates of Calumet’s privately-held general partner remain highly supportive of Calumet and its long-term strategic growth plan. As of January 18, 2016, affiliates of Calumet’s general partner owned 22% of the limited partner units outstanding. The general partner’s affiliates represent the single largest investor group in the limited partner units. The economic interests of both the general partner affiliates and the limited partners remain closely aligned, given the affiliates’ continued, long-term investment in Calumet.

(3)
Calumet currently anticipates a more than 60% decline in total capital expenditures on a year-over-year basis in 2016. Calumet currently anticipates total capital expenditures to range between $125 million and $150 million in 2016. This decrease in anticipated capital expenditures is due in part to the conclusion of a multi-year organic growth project campaign in late 2015. The Partnership believes it has sufficient liquidity from cash on hand and from operations, as well as availability under its $1 billion asset based revolving credit facility, subject to current market conditions, to fund general business requirements.

The Partnership will report results for the fourth quarter and full-year 2015 on February 17, 2016 before the market opens. A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on February 17, 2016 to discuss the financial and operational results for the fourth quarter and full-year 2015. Investors, analysts and members of the media interested in listening to the live presentation may call (866) 584-9671. The telephonic replay is available by calling (404) 537-3406 and entering passcode 28567856. The replay will be available beginning February 17, 2016 until February 24, 2016. A webcast of the call and accompanying presentation slides will be available on the Partnership's website at http://www.calumetspecialty.com.

About Calumet Specialty Products Partners, L.P.
Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) is a master limited partnership and a leading independent producer of high-quality, specialty hydrocarbon products in North America. Calumet processes crude oil and other feedstocks into customized lubricating oils, solvents and waxes used in consumer, industrial and automotive products. Calumet also produces fuel products including gasoline, diesel and jet fuel. Calumet is based in Indianapolis, Indiana and has fourteen refining and manufacturing facilities located in northwest Louisiana, northwest Wisconsin, northern Montana, western Pennsylvania, Texas, New Jersey, Oklahoma, eastern Missouri and North Dakota.
Safe Harbor Statement
This press release includes statements that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in Calumet’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Calumet from time to time with the Securities and Exchange Commission. Calumet undertakes no obligation to update or revise any forward-looking statement to reflect new information or events. This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Calumet’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Calumet’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.